UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2012

MELA Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51481	13-3986004
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Buckhout Street, Suite 1 Irvington, New York		10533
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (914) 591-3783

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 — Submission of Matters to a Vote of Security Holders

The 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of MELA Sciences, Inc. (the “Company”) was held on April 26, 2012.

The Company’s stockholders voted on two proposals as follows: to elect Company directors for the ensuing year (“Proposal 1”); and to ratify the selection by the Audit Committee of the Company’s Board of Directors of EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 (“Proposal 2”).

All nominees for election to the Board of Directors were elected to serve until the 2013 Annual Meeting of Stockholders and until their respective successors are elected and qualified, or until such director’s earlier death, resignation or removal. The stockholders ratified Proposal 2. The number of votes cast for, against or withheld and the number of abstentions and broker non-votes with respect to each Proposal is set forth below.

Proposal 1	Shares For	Shares Withheld	Broker Non-Votes
Joseph V. Gulfo, MD	8,603,902	468,311	16,676,567
Robert Coradini	8,596,947	475,266	16,676,567
Anne Egger	8,552,372	519,841	16,676,567
Mark Fabiani	8,569,798	502,415	16,676,567
John Goddard	8,582,997	489,216	16,676,567
Mindy Meads	8,549,537	522,676	16,676,567
David K. Stone	8,384,512	687,701	16,676,567
LuAnn Via	8,373,159	699,054	16,676,567

	Shares For	Shares Against	Shares Abstaining	Broker Non-Votes
Proposal 2	25,369,902	289,394	89,484	—

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MELA Sciences, Inc.

Date: April 27, 2012	By:	/s/ Richard Steinhart
Name: Richard Steinhart
Title: Chief Financial Officer